Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of June 23, 2026 (the “Effective Date”), by and between David Shan (“Lender”), and Massimo Group, a Nevada corporation, with its principal place of business at 3101 W. Miller Road, Garland, TX 75041 (“Borrower”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to Borrower a loan facility of up to $4 million on a draw-down basis; and

WHEREAS, Lender is willing to make such loan facility available to Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1 — Definitions and Interpretation

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

a.	“Advance” means each disbursement of Loan proceeds made by Lender to Borrower pursuant to Article 2.

b.	“Borrower Extension Option” has the meaning set forth in Section 4(c) of Article 4.

c.	“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Texas are authorized or required by law to close.

d.	“Commitment” means Lender’s commitment to make Advances to Borrower in an aggregate principal amount not to exceed the Maximum Commitment Amount.

e.	“Commitment Period” means the period commencing on the Effective Date and ending on June 22, 2027 (the “Commitment Termination Date”), unless earlier terminated or extended in accordance with this Agreement.

f.	“Default” means any event or condition that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

g.	“Default Rate” means an annual interest rate equal to the Interest Rate plus two percent (2%).

h.	“Drawdown Request” means a written request for an Advance substantially in the form attached hereto as Exhibit A.

i.	“Event of Default” has the meaning set forth in Article 8.

j.	“Interest Rate” means four percent (4.0%) per annum.

k.	“Loan” means the aggregate principal amount of all Advances made by Lender to Borrower under this Agreement and outstanding from time to time.

l.	“Loan Documents” means, collectively, this Agreement and all other documents, instruments, and agreements executed and delivered in connection with this Agreement.

m.	“Maximum Advance Amount” means Five Hundred Thousand Dollars ($500,000).

n.	“Maximum Commitment Amount” means Four Million Dollars ($4,000,000).

o.	“Maturity Date” means June 22, 2027.

p.	“Minimum Advance Amount” means One Hundred Thousand Dollars ($100,000).

q.	“Obligations” means all indebtedness, obligations, and liabilities of Borrower to Lender of every kind and description, whether now existing or hereafter arising under or in connection with this Agreement or any other Loan Document, including principal, interest, fees, costs, expenses, and other amounts payable hereunder or thereunder.

r.	“Permitted Use” has the meaning set forth in Section 2(b) of Article 2.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

a.	The singular includes the plural and vice versa.

b.	A reference to any party includes such party’s successors and permitted assigns.

c.	Headings are for convenience only and do not affect interpretation.

d.	References to Articles, Sections, and Exhibits are to articles, sections, and exhibits of this Agreement unless otherwise specified.

Article 2 — The Loan Facility

1.	Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make Advances to Borrower from time to time during the Commitment Period in an aggregate principal amount not to exceed the Maximum Commitment Amount. Within such limit, Borrower may borrow and repay pursuant to Article 4.

2.	Purpose and Use of Proceeds.

a.	Purpose. The Loan is being made to provide capital to support Massimo Group’s strategic growth initiatives, including the development, testing, commercialization and advancement of technology-enabled products, intelligent security solutions, autonomous mobility applications and related business activities, as determined by the Company in accordance with its business judgment and applicable law (the “Permitted Use”).

b.	Permitted Use. Borrower shall use the proceeds of each Advance solely for the Permitted Use. Borrower shall not, directly or indirectly, use any part of such proceeds to purchase or carry any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U, or X of such Board of Governors.

3.	Drawdown Requests.

a.	Form and Timing. Borrower may request an Advance by delivering to Lender a completed Drawdown Request not later than 11:00 a.m. (local time at Lender’s principal place of business) at least three (3) Business Days prior to the proposed date of such Advance. Each Drawdown Request shall be irrevocable once delivered.

b.	Content. Each Drawdown Request shall specify the requested amount (which must be equal to or greater than the Minimum Advance Amount and in increments of $100,000 in excess thereof, but no greater than the Maximum Advance Amount) and the proposed date of the Advance.

c.	Limitation on Frequency. Borrower may not request more than one Advance in any calendar month, unless otherwise agreed to in advance via email or other written correspondence by the Lender.

4.	Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance is subject to the satisfaction (or waiver by Lender in writing) of each of the following conditions precedent:

a.	Lender shall have received this Agreement, duly executed by Borrower.

b.	All representations and warranties of Borrower set forth in Article 5 shall be true and correct in all material respects.

c.	No Default or Event of Default shall have occurred and be continuing.

d.	Lender shall have received such other documents, instruments, and agreements as Lender may reasonably request.

5.	Conditions Precedent to Each Advance. The obligation of Lender to make each Advance (including the initial Advance) is subject to the satisfaction (or waiver by Lender in writing) of each of the following conditions precedent:

a.	Lender shall have received a duly completed Drawdown Request in accordance with Section III of this Article 2.

b.	All representations and warranties of Borrower set forth in Article 5 shall be true and correct in all material respects as of the date of such Advance (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date).

c.	No Default or Event of Default shall have occurred and be continuing or would result from such Advance.

d.	After giving effect to such Advance, the aggregate principal amount of the Loan shall not exceed the Maximum Commitment Amount.

e.	The requested Advance shall be at least equal to the Minimum Advance Amount and no greater than the Maximum Advance Amount.

f.	The date of the requested Advance shall fall within the Commitment Period.

g.	By submitting a Drawdown Request, Borrower shall be deemed to have certified that the conditions set forth in this Section V have been satisfied.

6.	Funding of Advances. Subject to the satisfaction of the applicable conditions precedent, Lender shall make each Advance available to Borrower by wire transfer of immediately available funds to the account designated by Borrower in the applicable Drawdown Request (or such other account as Borrower may designate in writing) no later than 3:00 p.m. (local time at Lender’s principal place of business) on the requested date.

7.	Loan Account. Lender shall maintain a loan account on its books in the name of Borrower in which Lender shall record the date and amount of each Advance, the date and amount of each payment of principal and interest, and all other appropriate debits and credits. Entries in such loan account shall constitute prima facie evidence of the amounts owing by Borrower to Lender; provided, however, that any failure by Lender to maintain such records or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with this Agreement.

Article 3 — Interest and Fees

1.	Interest Rate. The outstanding principal balance of the Loan shall bear interest at the Interest Rate.

2.	Computation of Interest. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

3.	Payment of Interest. Accrued interest on the Loan shall be due and payable monthly in arrears on the 15th day of each month, commencing on July 15, 2026 and continuing until the Maturity Date.

4.	Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loan shall bear interest at the Default Rate. Interest at the Default Rate shall be payable on demand.

5.	Maximum Rate. Notwithstanding any provision in this Agreement to the contrary, the aggregate interest rate charged with respect to the Loan shall not exceed the maximum rate permitted by applicable law (the “Maximum Rate”). If the interest rate provided for in this Agreement would, but for this Section V, exceed the Maximum Rate, then the interest rate shall be the Maximum Rate, and if at any time thereafter the interest rate falls below the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest that would have been paid if the same had not been limited by the Maximum Rate.

Article 4 — Repayment and Prepayment

1.	Repayment of Principal. Borrower shall repay the entire outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, on the Maturity Date.

2.	Voluntary Prepayment.

a.	Right to Prepay. Borrower may prepay the Loan, in whole or in part, at any time and from time to time without premium or penalty, upon not less than one Business Days’ prior written notice to Lender specifying the proposed date and amount of prepayment.

b.	Application of Prepayments. All voluntary prepayments shall be applied first to accrued and unpaid interest and then to the outstanding principal balance of the Loan.

3.	Mandatory Prepayment. Upon the occurrence of any of the following events, Borrower shall immediately prepay the entire outstanding principal balance of the Loan, together with all accrued and unpaid interest and all other Obligations:

a.	The sale, transfer, or other disposition of all or substantially all of the assets of Borrower (other than in the ordinary course of business).

b.	A change of control of Borrower, as reasonably determined by Lender.

c.	The dissolution or liquidation of Borrower.

4.	Termination, Reduction or Extension of Commitment. Borrower may, at any point prior to the expiration of the Commitment Period, upon not less than five (5) Business Days’ prior written notice to Lender:

a. terminate the Commitment in its entirety,

b. permanently reduce the Maximum Commitment Amount,

c. extend the Commitment Period for an additional period of not less than six months nor more than 12 months, at the discretion of the Borrower (the “Borrower Extension Option”).

5.	Accrued Interest and Other Amounts. All prepayments, whether voluntary or mandatory, shall be accompanied by payment of accrued interest on the principal amount being prepaid to the date of prepayment, together with any other amounts then due and payable under this Agreement.

Article 5 — Representations and Warranties

Borrower represents and warrants to Lender as follows:

1.	Organization and Qualification. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of State of Nevada and is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower.

2.	Authority. Borrower has the corporate (or equivalent) power and authority to execute, deliver, and perform its obligations under the Loan Documents. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate (or equivalent) action. This Agreement constitutes, and the other Loan Documents when executed and delivered will constitute, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.	No Conflicts. The execution, delivery, and performance by Borrower of the Loan Documents do not and will not conflict with, result in a breach of, or constitute a default under Borrower’s organizational documents, any applicable law or regulation, or any agreement or instrument to which Borrower is a party or by which Borrower or its properties are bound, except where such conflict, breach, or default could not reasonably be expected to have a material adverse effect on Borrower.

4.	Governmental Approvals. No authorization, approval, consent, or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery, and performance by Borrower of the Loan Documents, except such as have been duly obtained or made and are in full force and effect.

5.	Compliance with Laws. Borrower is in compliance with all applicable laws, rules, and regulations, except where the failure to comply could not reasonably be expected to have a material adverse effect on Borrower.

6.	No Default. No Default or Event of Default has occurred and is continuing.

7.	Use of Proceeds. The proceeds of each Advance will be used solely for the Permitted Use and not for any purpose that violates any applicable law or regulation.

Article 6 — Payment Mechanics

1.	Time and Place of Payment. All payments of principal, interest, and other amounts due under this Agreement shall be made in immediately available funds to Lender pursuant to the wire instructions included in the Drawdown Request, or at such other location as Lender may designate in writing, no later than 2:00 p.m. (local time at Lender’s principal place of business) on the date due. Any payment received after such time shall be deemed received on the next Business Day.

2.	Application of Payments. Unless otherwise specified by Borrower or required by this Agreement, all payments shall be applied first to fees and expenses then due and payable, second to accrued and unpaid interest, and third to outstanding principal.

3.	Business Day Convention. If any payment under this Agreement becomes due and payable on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.

4.	Currency. All payments shall be made in United States dollars.

No Deduction or Withholding. All payments by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for, any taxes, levies, imposts, duties, charges, fees, deductions, or withholdings of any nature, except as required by law. If Borrower is required by law to make any such deduction or withholding, Borrower shall pay such additional amounts as may be necessary so that the net amount received by Lender after such deduction or withholding equals the amount Lender would have received had no such deduction or withholding been made.

Article 7 — Events of Default

1.	Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

a.	Failure to Pay Principal. Borrower fails to pay when due any principal amount of the Loan.

b.	Failure to Pay Interest or Other Amounts. Borrower fails to pay when due any interest or other amount payable under this Agreement, and such failure continues for a period of 30 days after the due date.

c.	Bankruptcy and Insolvency. Borrower (i) commences any case, proceeding, or other action seeking relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for Borrower or any substantial part of its property; (ii) consents to or fails to contest in a timely and appropriate manner any such case, proceeding, or action commenced against it; (iii) applies for or consents to the appointment of a trustee, receiver, liquidator, custodian, or other similar official for Borrower or any substantial part of its property; (iv) makes a general assignment for the benefit of creditors; (v) is generally not paying its debts as they become due; or (vi) takes any corporate action to authorize any of the foregoing.

d.	Involuntary Bankruptcy. An involuntary case, proceeding, or other action is commenced against Borrower seeking relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for Borrower or any substantial part of its property, and such case, proceeding, or action (i) results in the entry of an order for relief or any such appointment, or (ii) remains undismissed and unstayed for a period of 60 days.

e.	Material Adverse Change. Any event or circumstance occurs that results in a material adverse change in the business, assets, liabilities, financial condition, or results of operations of Borrower, or in the ability of Borrower to perform its obligations under the Loan Documents.

f.	Change of Control. A change of control of Borrower occurs.

2.	Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default:

a.	Acceleration. Lender may, by written notice to Borrower, declare the Commitment terminated and/or declare all or any portion of the Obligations to be immediately due and payable, whereupon the Commitment shall immediately terminate and/or the Obligations or such portion thereof shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of any Event of Default described in Sections I.F or I.G of this Article 8, the Commitment shall automatically terminate and all Obligations shall automatically become immediately due and payable without any action by Lender.

b.	Other Remedies. Lender may exercise any and all rights and remedies available to it under this Agreement, the other Loan Documents, and applicable law.

c.	Cumulative Remedies. All rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative and not exclusive, and may be exercised singularly or concurrently.

Article 9 — Miscellaneous

1.	Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) one Business Day after being sent by a nationally recognized overnight courier service, or (c) three Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

1.	If to Borrower:	Massimo Group
3101 W Miller Rd
Garland, TX 75041
Attention: Quenton Petersen, CEO

2.	If to Lender:	David Shan
5426 Royal Ln
Dallas, TX 75229

Either party may change its address for notices by written notice to the other party in accordance with this Section I.

2.	Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement, and no consent to any departure by Borrower therefrom, shall be effective unless in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay by Lender in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

3.	Assignment; Binding Effect. Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender. Lender may assign or transfer all or any portion of its rights and obligations under this Agreement to any person without the consent of Borrower. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of State of Texas without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

5.	Jurisdiction and Venue. Borrower irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Dallas County in the State of Texas for purposes of any suit, action, or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such suit, action, or proceeding in such courts and any claim that any such suit, action, or proceeding brought in such courts has been brought in an inconvenient forum.

6.	Waiver of Jury Trial. BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE.

7.	Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties with respect to such subject matter.

8.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby, and such provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable while preserving to the fullest extent possible the intent of the parties.

9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (including PDF) shall be as effective as delivery of a manually executed original counterpart.

10.	Survival. All representations, warranties, covenants, and agreements of Borrower contained in this Agreement shall survive the execution and delivery of this Agreement and the making of the Advances and shall continue in full force and effect until all Obligations have been paid in full and the Commitment has been terminated.

11.	Headings. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

12.	Time of Essence. Time is of the essence with respect to all obligations of Borrower under this Agreement.

13.	Further Assurances. Borrower agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BORROWER:
Massimo Group

By:	/s/ Quenton Petersen
Name:	Quenton Petersen
Title:	Chief Executive Officer

Date:	June 23, 2026

LENDER:
DAVID SHAN

/s/ David Shan
David Shan

Date:	June 23, 2026

EXHIBIT A

FORM OF DRAWDOWN REQUEST

[Date]

David Shan

c/o Massimo Group

3101 W. Miller Road

Garland, TX 75041

Re: Drawdown Request under Loan Agreement dated June 23, 2026

Dear Mr. Shan:

Reference is made to the Loan Agreement dated as of June 23, 2026 (the “Loan Agreement”) between Massimo Group (“Borrower”) and David Shan (“Lender”). Capitalized terms used but not defined herein have the meanings assigned to them in the Loan Agreement.

Borrower hereby requests an Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Advance as required by Section III of Article 2 of the Loan Agreement:

1.	Requested Advance Amount: $[AMOUNT]
2.	Proposed Date of Advance: [DATE]
3.	Wire Transfer Instructions: Bank Name: [BANK NAME] ABA/Routing Number: [ROUTING NUMBER] Account Number: [ACCOUNT NUMBER] Account Name: [ACCOUNT NAME] Reference: [REFERENCE]

Borrower hereby certifies that:

(a) All representations and warranties of Borrower set forth in Article 5 of the Loan Agreement are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date).

(b) No Default or Event of Default has occurred and is continuing or would result from the requested Advance.

(c) After giving effect to the requested Advance, the aggregate principal amount of the Loan will not exceed the Maximum Commitment Amount.

(d) The requested Advance is at least equal to the Minimum Advance Amount, and no greater than the Maximum Advance Amount.

(e) The proposed date of the requested Advance falls within the Commitment Period.

(f) All conditions precedent to such Advance set forth in the Loan Agreement have been satisfied or waived.

Massimo Group

By:
Name:	Quenton Petersen
Title:	Chief Executive Officer
Date:

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